Exhibit 10.1

October 31, 2014

PERSONAL AND CONFIDENTIAL

Robert B. McKnight, Jr.

c/o Quiksilver, Inc.

15202 Graham Street

Huntington Beach, California 92649

Re:	Retirement Agreement

Dear Bob:

You have informed Quiksilver, Inc. (“Quiksilver” or the “Company”) of your intent to retire from the Company effective October 31, 2014 (your “Retirement Date”). The Company desires your continued support, following your Retirement Date, in the transition of your duties and certain other matters, and you are willing to provide such support, as a consultant on the terms of consultancy set forth below. This letter (“Agreement”) will confirm the agreement and understanding we have reached regarding these matters. In that regard, we have agreed as follows:

1.	Retirement/Final Wages/Severance.

A.	You hereby resign your position as Executive Chairman of the Company, as an employee of the Company, and from each and every other position (as an officer, director, employee, member, manager and in any other capacity) with the Company and each of its affiliates that you may hold, effective on your Retirement Date, except that you are not resigning as a member of the Company’s Board of Directors.

B.

Your current base salary and current participation in the Company’s benefit plans will continue through your Retirement Date. On or before your Retirement Date, you will be paid your accrued and unpaid base salary through your Retirement Date. You will not be eligible for a bonus for 2014 or any additional equity or incentive-based compensation. Your stock option and restricted stock unit awards previously granted by the Company will be treated as provided in Paragraph 2 below. You agree that any business expenses you have incurred that have not yet been reimbursed are consistent with your past practices, and you will submit to the Company, not later than your Retirement Date, such expenses for reimbursement in accordance with (and subject to) the Company’s usual expense reimbursement policies. Following your Retirement Date, you will no longer be eligible to participate in the benefit plans and programs of the Company or any of its affiliates, provided that this Agreement does not impact any of your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law (“COBRA”). Other insurance coverages may be subject to continuation or conversion at your own expense, subject to the provisions of the particular plan. Your accrued and vested benefits under the Company’s 401(k) plan, and under any Company health, life, disability or other welfare benefit plan, will be paid in accordance with the terms of the applicable plan. Except as set forth above, you agree that you have been paid all compensation and benefits due from the Company and each of its affiliates, and that all payments due to you from the Company or any of its affiliates after the date hereof will be determined under this Agreement. Except as provided in Paragraph 2.C below, you are not eligible for severance benefits under any severance plan, policy or arrangement of, or agreement with, the Company or any of its affiliates.

C.	You and the Company agree that you are entitled to the severance benefits described in the following sentence pursuant to Section 9(d) of your employment agreement with the Company dated January 2, 2013 (your “Employment Agreement”). The Company will pay you (as severance) $83,333.33 per month, less applicable withholdings and deductions, commencing with November 2014 and continuing through (and ending with) October 2016 (“Severance Payments”). You agree that you are not entitled to any benefit pursuant to Section 9(d) of your Employment Agreement other than the Severance Payments described in the preceding sentence.

D.	Except for your continuing obligations under Section 10 of your Employment Agreement (“Trade Secrets; Confidential and/or Proprietary Information”) and the Severance Payments described above, you have no further right, and the Company has no further obligation, under the Employment Agreement. Except for Section 10 of your Employment Agreement and the Severance Payments described above, any and all employment agreements you may have with the Company or any of its affiliates are deemed fully terminated and of no further force or effect. You have no right to any additional compensation, equity or benefits under any such employment agreement.

2.	Stock Options and Restricted Stock Units.

A.	Attached hereto as Attachment “A” is a copy of your current Optionee Statement listing your vested and unvested stock options granted to you by the Company that are currently outstanding (your “Options”) and your restricted stock units granted to you by the Company that are currently outstanding (your “RSUs”).

B.

The date upon which you cease to provide “Services” for purposes of your Options will be the later of the date that you cease to provide consulting services to the Company pursuant to Paragraph 3 below and the date that you cease to serve as a member of the Company’s Board of Directors (such date of cessation of services is referred to as the “Services Cessation Date”). In accordance with the existing terms of the Options, any unexercised Options on the Services Cessation Date which have not previously expired will (subject to the next sentence in the event the Services Cessation Date is caused by your death or Permanent Disability [as such term is defined in your individual stock option agreements]) remain exercisable for a period of (i) ninety (90) days with respect to Options granted to you prior to May 25, 2005, and (ii) twelve (12) months with respect to Options granted to you on or after May 25, 2005 (in each case, commencing with the

Services Cessation Date), after which they will expire and cease to be exercisable without payment of any consideration by the Company and without any other action by you; provided, however, that in no event may such Options be exercised after their expiration date, and they may terminate and cease to be exercisable earlier in the event of a corporate transaction as provided in your individual stock option agreements. In the event the Services Cessation Date is caused by your death or Permanent Disability, any unexercised Options on the Services Cessation Date which have not previously expired will remain exercisable until October 31, 2017, after which they will expire and cease to be exercisable without payment of any consideration by the Company and without any other action by you; provided, however, that in no event may such Options be exercised after their expiration date, and they may terminate and cease to be exercisable earlier in the event of a corporate transaction as provided in your individual stock option agreements. All other terms of your Options shall continue to be governed by the applicable plan pursuant to which they were issued and the applicable stock option agreements.

C.	The only RSU awards that you hold are awards with a grant date of June 13, 2011, November 13, 2012 and January 2, 2013. Your Retirement Date is the date upon which you cease to provide “Services” for purposes of your RSUs. Accordingly, on your Retirement Date, you will retain a total of 1,250,000 (40/64 x 2,000,000) of the RSUs originally awarded to you on June 13, 2011, November 13, 2012 and January 2, 2013. These RSUs will remain subject to the vesting, termination and other provisions set forth in the applicable award Agreement. All remaining RSUs (750,000) shall be cancelled and forfeited as of the Retirement Date without payment of any consideration by the Company and without any other action by you.

3.	Strategic Advisory Services.

A.	In light of your longstanding service to the Company, your institutional knowledge regarding its operations, and the ongoing projects in which you are involved, we have requested your continued availability on a consulting basis. You have agreed that for a 36-month period following the Retirement Date, you shall make yourself available on an as-requested basis to the Company’s Chief Executive Officer or his or her designee to provide strategic advisory and transition services. It is anticipated that you will provide most of such strategic advisory and transition services telephonically or electronically. Such services shall not be construed to create the relationship of employer and employee or principal and agent between you and the Company. During the period you are providing strategic advisory and transition services pursuant to this Paragraph 3, you shall not be entitled to participate in any of the medical, dental, life or long term disability insurance coverages provided by the Company for the benefit of its employees, other than your right to elect COBRA coverage.

B.

The Company will pay you a consulting fee of $999,999.96 (the “Consulting Fee”), which will be paid in twelve installment payments of $83,333.33 per installment, with the first installment payable in November 2016 and installments continuing monthly continuing through (and ending with) October 2017. The Consulting Fee installment payable in any particular month will be paid not later than the last day of such month. In addition, should you elect continued group health insurance coverage under COBRA, the Company will pay on your behalf up to $894.33 per month for such coverage during the period you are providing consulting services. The Company may terminate your consulting services at any time for any reason, but in such event the Company will continue to pay you the Consulting Fee and make the COBRA payments as though your services had not been terminated before the end of the scheduled 36-month period. You may terminate your consulting services, but in such event you would not be entitled to any installment payment of the Consulting Fee or COBRA payments (except for payment of any installment of the Consulting Fee and COBRA payment due for any month prior to the month in which such termination occurs, to the extent not theretofore paid).

4.	Full Understanding and Voluntary Acceptance.

There are both legal and tax implications to you in executing this Agreement, and you agree to be solely liable and responsible for, and indemnify and hold the Company harmless from, any tax liability you personally may incur as a result of this Agreement. Quiksilver advises you to consult an attorney and/or a tax professional prior to executing this Agreement. In entering into this Agreement, you agree that you have had the opportunity to seek the advice of an independent attorney and/or tax professional of your own choice and that you understand all the terms of this Agreement. You are executing this Agreement voluntarily with full knowledge of its significance and, in doing so, are not relying upon any statements, advice or representations made by the Company, its employees or its counsel.

5.	Confidentiality/Non-Solicitation.

A.	You agree (i) to preserve in confidence and not disclose any confidential, proprietary, or trade secret information relating to Quiksilver (or its affiliates), or their products, personnel, or financial data, and (ii) not to download, copy or transfer any documents or software from the Company’s computers.

B.	You agree that, for a period of one (1) year after the Retirement Date, you shall not, without the prior written consent of the Company, directly or indirectly through the actions of any other individual or entity, whether for your own benefit or for that of another individual or entity, (i) solicit, divert or induce, or attempt to solicit, divert or induce, any individual who is an employee of the Company or any of the Released Parties (as defined below) to terminate his or her employment; or (ii) solicit, divert or induce, or attempt to solicit, divert or induce, any individual or entity who is a supplier, distributor, customer or client of the Company or any of the Released Parties not to continue as a supplier, distributor, customer or client of the Company.

6.	Release of Claims.

A.

In exchange for the consideration provided herein, you agree to, and by signing this Agreement do, forever waive and release Quiksilver and each of its affiliated or related entities, divisions, subsidiaries, foundations, licensees, shareholders, officers, directors, employees, attorneys, agents, successors and assigns, including, without limitation, QS Wholesale, Inc. (collectively, “Quiksilver Releasees”), from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which you ever had, now have, or may claim to have against any of the Quiksilver Releasees, including, without limitation, any claim arising out of (i) any aspect of your employment or the termination of your employment; and/or (ii) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act and the California Labor Code; provided, however, that this release does not (a) affect rights or claims that may arise after the date it is executed, (b) waive rights or claims arising out of this Agreement, or (c) waive any rights you may have to indemnity under the Company’s By-Laws, any individual indemnification agreement between you and the Company, California Labor Code § 2802 or as otherwise required by law.

Your entitlement to payments and benefits under this Agreement are subject to and conditioned upon your execution and delivery to the Company of this Agreement within 45 days following your Retirement Date and the passage of the seven (7)-day revocation period provided for in Section 13 hereof without your exercising such revocation right (and for the sake of clarity, notwithstanding anything herein to the contrary, no such payments and benefits shall be paid or provided until such timely delivery of this Agreement, and expiration of such revocation period for this release).

B.	In exchange for the consideration provided herein, Quiksilver and each of its affiliated entities, divisions and subsidiaries (the “Quiksilver Parties”) agree to, and by signing this Agreement do, forever waive and release you from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which they ever had, now have, or may claim to have against you, except for those arising from, or in connection with your knowing fraud, knowing violation of law, deliberate dishonesty, willful misconduct or in violation of your duty of loyalty to the Company.

C.	Further, you and the Quiksilver Parties waive and relinquish all rights and benefits each may have under Section 1542 of the California Civil Code. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

7.	Non-Admission.

Nothing contained in this Agreement shall be considered an admission of any liability whatsoever. If you elect not to sign this Agreement, this Agreement is inadmissible in evidence to prove any liability or damage.

8.	Severability.

Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

9.	Successors and Assigns.

This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

10.	Entire Agreement and Arbitration.

This Agreement constitutes the entire agreement between you and Quiksilver pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof, including without limitation the Employment Agreement. This Agreement may be executed in one or more counterparts, and the counterparts signed in the aggregate will constitute a single, original agreement. In addition, this Agreement may be executed and delivered by facsimile (“fax”) or by electronic means (“pdf”), and copies by means of faxed or electronic signatures will have the same force and effect as copies executed and delivered with original ink signatures. After the execution of this Agreement, to the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of the Quiksilver Parties) relating to or arising out of this Agreement or your employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the applicable rules of JAMS.

11.	Signature and Revocation Periods.

So that you can review this Agreement as you deem appropriate, the Company advises you as follows: (i) this Agreement does not waive any rights or claims that may arise after it is signed by you; (ii) you will have forty-five (45) days to consider this Agreement and return it to me, although you may sign it sooner than that if you so desire; (iii) you retain the right to revoke this Agreement at any time during the seven (7)-day period following the date that you sign it; and (iv) if I do not receive your signed Agreement within the initial forty-five (45)-day period, this Agreement will be null and void. This Agreement shall not become effective or enforceable until such seven (7)-day revocation period has expired (“Effective Date”).

By signing below, you voluntarily accept the terms contained in this Agreement. Bob, all of us thank you for your service to Quiksilver, and we wish all the best for you and your family.

Sincerely,

QUIKSILVER, INC.

By:
Carol E. Scherman
Executive Vice President, Global Human Resources

I HAVE READ, UNDERSTAND AND VOLUNTARILY AGREE TO THE ABOVE.

Robert B. McKnight, Jr.	Date